SHARE PURCHASE AGREEMENT

BETWEEN

JAG MEDIA HOLDINGS, INC.,

CARDIOGENICS EXCHANGECO INC.,

CARDIOGENICS INC.

AND

YAHIA GAWAD, PRINCIPAL SHAREHOLDER OF CARDIOGENICS INC.

_____________________________

MAY 22, 2009

TABLE OF CONTENTS

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TABLE OF CONTENTS
(continued)

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THIS SHARE PURCHASE AGREEMENT made the 22nd day of May, 2009

BETWEEN:

JAG MEDIA HOLDINGS, INC.,
a corporation incorporated under the laws of the State of Nevada

(hereinafter called "JAG")

- and -

CARDIOGENICS EXCHANGECO INC.,
a corporation incorporated under the laws of the Province of Ontario, Canada

(hereinafter called "Exchangeco")

- and -

CARDIOGENICS INC.,
a corporation incorporated under the laws of the Province of Ontario, Canada

(hereinafter called the "Company")

-and-

YAHIA GAWAD
a resident of Toronto, Ontario, Canada and principal shareholder of CardioGenics Inc.

(hereinafter called the “Principal Shareholder” or “Gawad”)

RECITALS:

1.	Exchangeco wishes to purchase all of the issued and outstanding shares of the Company.

2.	The Principal Shareholder is the legal and beneficial owner of 64.5% of the issued and outstanding common shares of the Company.

3.
The Principal Shareholder has agreed to (a) sell to Exchangeco all of the Principal Shareholder‘s shares of the Company (the “Principal Shareholder Shares” and (b) cause all other shareholders of the Company (the “Other Company Shareholders”) to sell and deliver to Exchangeco all of their shares in the Company in accordance with the terms of this Agreement (the “Remaining Company Shares”). The Principal Shareholder and the Other Company Shareholders are referred to collectively as the “Company Shareholders”).

4.	The respective boards of directors of JAG, Exchangeco and the Company have approved this Agreement.

IN CONSIDERATION of the premises and the respective agreements in this Agreement, and of other consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement and the Recitals hereto:

"Affiliate" means any person or entity that controls, is controlled by or is under common control of another person or entity; and "controlled" means ownership of an equity interest in such entity greater than 50%;

"Agreement" means this share purchase agreement including all attached annexes, as the same may be supplemented, amended, restated or replaced from time to time;

"Applicable Law" means any domestic or foreign statute, law (including the common law), ordinance, rule, regulation, restriction, regulatory policy or guideline, by-law (zoning or otherwise), or Order, or any consent, exemption, approval or license of any Governmental Authority, that applies in whole or in part to JAG, Exchangeco, the Company, the Company Shareholders, the Business or the way the Business is carried on;

"Assets" means all of the assets, real and personal, tangible and intangible, and undertaking of the Company, including those tangible and intangible assets reflected in the Financial Statements;

"Benefit Plans" means all bonus, deferred compensation, incentive compensation, share purchase and share option, severance or termination pay, medical or dental benefits, life or other insurance, disability, vacation, employee assistance, pension, retirement, and each other employee benefit plan or agreement (whether oral or written) sponsored, maintained or contributed to or required to be contributed to by the Company for the benefit of any of the employees of the Business;

"Books and Records" means the accounting records and all books, records, books of account, sales and purchase records, lists of suppliers and customers, credit and pricing information, formulae, business, engineering and consulting reports and research and development information and plans and projections of or relating to the Company or the Business and all other documents, files, records, correspondence, and other data and information, financial or otherwise, which are relevant to the Company or the Business, including all data and information stored electronically or on computer related media;

"Business" means the business carried on by the Company, which includes the research, development and distribution of products targeting the immunoassay segment of the in vitro diagnostics testing market, such as the Company’s QL Care Analyzer and its battery of cardiovascular tests and the Company’s proprietary paramagnetic beads;

"Business Day" means a day other than a Saturday, Sunday, or statutory or civic holiday in Toronto, Ontario;

"Callco" means CardioGenics Callco Inc., a corporation organized under the laws of the province of Ontario, Canada;

"Canadian Securities Laws" means the Securities Act (Ontario) and any other Canadian securities rules, regulations, laws, national instruments or policies;

"Closing" means the completion of the sale to, and purchase by, Exchangeco of the Shares, and the completion of all other transactions contemplated by this Agreement which are to occur contemporaneously with the purchase and sale of the Shares;

"Closing Date" means June 30, 2009 or such other date as JAG and the Company agree in writing that the Closing shall take place;

"Closing Document" means any document delivered at or subsequent to the Closing Time, including any document as provided in or pursuant to this Agreement;

"Closing Time" means 2:00 p.m. on the Closing Date or such other time on that date as the parties agree in writing that the Closing shall take place;

“Company Debenture” has the meaning ascribed to that term in Section 3.1.2

“Company Disclosure Schedule” means the disclosure schedule to be provided by the Company and the Principal Shareholder to Exchangeco and JAG, on a date prior to the Closing to be agreed upon by JAG and the Company;

“Company Options” has the meaning ascribed to that term in Section 3.1.2

“Company Shareholders” has the meaning ascribed to that term in the Recitals;

“Company Shareholder Exchange Election” means the notice to be provided by each Company Shareholder in accordance with Section 2.4.2 of this Agreement and pursuant to  which each Company Shareholder shall irrevocably elect to receive either JAG Common Shares or Exchangeable Shares in exchange for their Purchased Shares;

“Company Shareholder Exchange Notice” means the notice in the form contained in Annex 1 to be furnished by each Company Shareholder in accordance with Section 2.4.1 of this Agreement;

“Company Warrants” has the meaning ascribed to that term in Section 3.1.2.

"Condition of the Business" means the condition of the Company including the Assets, liabilities, operations, activities, earnings, affairs and financial position of the Company;

"Contracts" means any contract, arrangement, agreement, license or equipment lease to which the Company is a party or by which it is bound, or any other obligations of the Company, written or oral, which, in each case, involve aggregate payments to or by the Company in excess of $25,000 per annum;

"Contractual Rights" means the full benefit of all unfilled customer purchase orders, quotations, tenders for contracts which remain open for acceptance, and entitlements and engagements to which the Company is entitled, whether written or oral, including any deposits made in connection therewith, and forward commitments of the Company for supplies or materials entered into in the ordinary course, which in each case involve aggregate payments to or by the Company in connection with the Business in excess of $25,000 per annum;

“Debenture Holder” has the meaning ascribed to that term in Section 4.13 of this Agreement.

“Debenture Notice” means the notice to be furnished by the holder of each Company Debenture in accordance with Section 4.13 of this Agreement.

"Defending Party" has the meaning ascribed to that term in Section 6.7;

"Encumbrance" means any encumbrance of any kind whatever and includes a security interest, mortgage, lien, hypothecation, pledge, assignment, charge, security under Section 426 or Section 427 of the Bank Act (Canada), trust or deemed trust or any other right or claim of others of any kind whatever affecting the Assets and any restrictive covenant or other agreement, restriction or limitation (registered or unregistered), on the use of the Assets and any rights or privileges capable of becoming any of the foregoing;

"Equipment" means all fixed assets and tangible personal property owned or leased by the Company;

"Exchange Act" means the Securities and Exchange Act of 1934, as amended, or any successor law and regulations and rules issued pursuant to that Act or any successor law;

“Exchange Rights Agreement” means an agreement among JAG, Exchangeco, and the Company Shareholders acquiring Exchangeable Shares to be entered into prior to the Closing, but only if deemed necessary by JAG, Exchangeco and the Company, and which enables Exchangeco to fulfil its obligations to the Exchangeable Shares shareholders to the extent such obligations are not addressed in the Support Agreement.

"Exchangeable Shares" means the exchangeable shares to be created in the capital of Exchangeco;

"Final Determination" means, with respect to any determination made by a Taxing Authority, a final determination after all appeal rights with respect to that determination have been exhausted or all time periods for appeals from that have expired without appeals having been taken;

“Financial Statements" means the consolidated financial statements of the Company, prepared in accordance with U.S. GAAP, consisting of the consolidated balance sheet of the Company for the fiscal years ended October 31st in each of the years 2007 and 2008 and the related statements of income and retained earnings, stockholders’ equity and cash flow, for the years then ended and the unaudited consolidated financial statements of the Company consisting of the balance sheet of the Company as at January 31, 2009, and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three-month period then ended;

"Governmental Authority" means any domestic or foreign government whether federal, provincial, state or municipal and any governmental agency, governmental authority, governmental tribunal or governmental commission of any kind whatever, including securities regulators;

"GST" means all goods and services taxes, sales taxes levied by the federal government of Canada, value added taxes or multi-stage taxes and all provincial sales taxes integrated with such federal taxes, assessed, rated or charged upon the Company;

"including" means "including without limitation" and the term "including" shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

"Intellectual Property" means the Company's copyright, software, patents, trade-marks, rights in or to processes, know-how, show-how, methods, trade secrets, industrial designs, and any other industrial or intellectual property rights, anywhere in the world, including any of the forgoing relating to the Company’s QL Care Analyzer and any related tests (whether or not fully developed), the Company’s proprietary paramagnetic beads and any other devices, inventions or intellectual property of any kind, whether or not registered or registrable, including any reissues, divisions, continuations, continuations-in-part, renewals, improvements, translations, derivatives, modifications and extensions of any of the foregoing;

"Inventory" means all inventories of raw materials, work-in-progress, stock-in-trade, finished goods, supplies, packaging and advertising and publicity materials of the Company, wherever located, and whether on consignment or not;

"JAG Common Shares" means all classes of common stock of JAG, excluding, however, any Series 2 Class B and Series 3 Class B common stock of JAG;

"JAG Disclosure Schedule" means the disclosure schedule to be provided by JAG to the Company, on a date prior to the Closing to be agreed upon by JAG and the Company;

“JAG Executives” means Thomas J. Mazzarisi and Stephen J. Schoepfer the sole directors and executive officers of JAG.

"JAG Financial Statements" means the audited financial statements of JAG as contained in Form 10-K for the year ended July 31, 2008 and its interim financial statements as set forth on its Form 10-Q for the three-month period ended January 31, 2009;

“Notice Date” has the meaning ascribed to that term in Section 2.1.4;

"Notice Period" has the meaning ascribed to that term in Section 6.6;

"Order" means any written order, judgment, injunction, decree, award or writ of any court, tribunal, arbitrator or Governmental Authority;

"ordinary course" when used in relation to the conduct of the Business means any transaction which constitutes an ordinary day-to-day business activity of the Company conducted in a commercially reasonable and businesslike manner consistent with the Company's past practices;

“Other Company Shareholders” has the meaning ascribed to that term in the Recitals.

"Per Share Purchase Price" has the meaning ascribed to that term in Section 2.2;

"Pre-Closing Period" has the meaning set forth in Section 4.1(a);

"Prime Rate" means the rate of interest per annum established by the TD Bank from time to time as the reference rate of interest for the determination of interest rates that the TD Bank charges customers of varying degrees of creditworthiness in Canada for Canadian dollar loans made by it in Canada and payable on demand and referred to as the "Prime Rate";

“Principal Shareholder Shares” has the meaning ascribed to that term in the Recitals;

"Private Placement" means the private placement for common shares of the Company in aggregate value not less than $1,500,000 closing on the Closing Date;

"Purchase Price" means the purchase price to be paid by Exchangeco to the Company Shareholders as provided in Section 2.2;

"Purchased Shares" has the meaning ascribed thereto in Section 2.1;

"Related Party" means any one of the Company or the Company Shareholders or, if applicable, any member of his or her immediate family or any Affiliate of the foregoing;

“Remaining Company Shares” has the meaning ascribed to that term in the Recitals.

"Related Agreements" means the Support Agreement and Exchange Rights Agreement;

"Representative" means officers, directors, employees, agents, legal counsel, accountants, advisors and representatives;

"SEC Documents" has the meaning set forth in Section 3.2.6;

"Securities Act" means the Securities Act of 1933, as amended, or any successor law and regulations and rules issued pursuant to that Act or any successor law;

"Shivas Shares" means the 161,269 common shares of the Company owned by Russell Shivas;

"Support Agreement" means an agreement between the Company Shareholders acquiring Exchangeable Shares, Exchangeco and JAG to be entered into prior to the Closing and which enables Exchangeco to fulfil its obligations to provide JAG common stock pursuant to the terms of the Exchangeable Shares;

"Taxes" means all taxes and related governmental charges (including assessments, charges, duties, rates, fees, imposts, levies or other governmental charges and interest, penalties or additions associated therewith) including Canadian federal, provincial, municipal and local, foreign or other income, franchise, capital, real property, personal property, tangible, withholding, payroll, employer health, transfer, sales, use, consumption, excise, anti-dumping, countervail and value added taxes, all other taxes of any kind for which the Company may have any liability imposed by Canada or any province, municipality, country or foreign government or subdivision or agency thereof, whether disputed or not and all Canada Pension Plan contributions and unemployment insurance premiums;

"Taxing Authority" means Canada Customs and Revenue Agency, Excise and Taxation, any other taxing authority or a court of competent jurisdiction from which no further appeal may be made if the determination of Canada Customs and Revenue Agency, Excise and Taxation, or such other taxing authority is appealed;

"Transmission" has the meaning ascribed to that term in Section 7.4(c); and

"U.S. GAAP" means generally accepted accounting principles in the U.S., consistently applied.

1.2	Headings and References

The division of this Agreement into Sections and Subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3	Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the parties. This Agreement may be amended, modified or supplemented only by a written agreement signed by each party.

1.4	Applicable Law

This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws in force in the Province of Ontario (excluding any conflict of laws, rule or principle which might refer such interpretation to the laws of another jurisdiction).  Each party irrevocably submits to the non-exclusive jurisdiction of the courts of Ontario with respect to any matter arising hereunder or related hereto.

1.5	Statutes

Unless specified otherwise, reference in this Agreement to a statute refers to that statute as it may be amended, or to any restated or successor legislation of comparable effect.

1.6	Number and Gender

In this Agreement, words in the singular include the plural and vice versa and words in one gender include all genders.

1.7	Currency

Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to lawful money of the United States.

1.8	Knowledge

Any reference to the knowledge of Exchangeco or JAG shall mean the actual knowledge of either of the JAG Executives, after reviewing all relevant records and making due inquiries.  Any reference to the knowledge of the Company or the Principal Shareholder shall mean the actual knowledge, information and belief of Gawad after reviewing all relevant records and making due inquiries.

1.9	Annexes

The following Annexes form a part of this Agreement:

Annex	Description of Annexes

1	Company Shareholder Exchange Notice
2	Debenture Notice

1.10	Not Joint and Several Obligations

All representations, warranties, covenants, obligations and liabilities of the Company and the Principal Shareholder, on the one hand, and JAG and Exchangeco, on the other hand, in this Agreement or any Closing Document are independent representations, warranties, covenants, obligations and liabilities of each party and are several and not joint.

ARTICLE 2
PURCHASE AND SALE

2.1	Purchase and Sale

Exchangeco agrees to purchase all of the issued and outstanding common shares in the capital of the Company as of the Closing, other than the Shivas Shares (the "Purchased Shares"), and the Principal Shareholder agrees to (a) sell and transfer the Principal Shareholder Shares to Exchangeco and (b) cause the Other Company Shareholders to sell and deliver to Exchangeco the Remaining Company Shares, on the terms and conditions contained in this Agreement.

2.2	Purchase Price

The purchase price for each Purchased Share shall be U.S.$0.03553 per share (the "Per Share Purchase Price") for an aggregate purchase price of U.S.$15,000,184.00 (the "Purchase Price). The Purchase Price shall be allocated, paid and satisfied by Exchangeco issuing and delivering (or causing to be issued and delivered by JAG’s transfer agent) to the Company Shareholders of record as of the Closing Time their pro-rata number of Exchangeable Shares or JAG Common Shares (as elected by each Company Shareholder) to which they are entitled pursuant to this Agreement, which shares shall be registered in the name of the Company Shareholders (or as otherwise directed by the Company Shareholders in writing). The sum of the (a) JAG Common Shares issued to the Company Shareholders and (b) number of JAG Common Shares into which the Exchangeable Shares may be exchanged shall not exceed 422,183,610 JAG Common Shares.

2.3	Exchangeco Consideration for JAG Common Shares

In consideration of JAG issuing JAG Common Shares to the Company Shareholders on Closing, on Closing Exchangeco agrees to issue one common share in its capital to or to the order of JAG, such common share to have a value equal to the aggregate value of JAG Common Shares issued to the Company Shareholders, which aggregate value shall be the product of the Per Share Purchase Price multiplied by the number of JAG Shares so issued.  JAG hereby directs Exchangeco to issue such common share to Callco, a wholly-owned subsidiary of JAG.  In consideration of JAG directing such common share to be issued to Callco, JAG will cause Callco to issue one common share in its capital to JAG on Closing, such common share to have a value equal to the Per Share Purchase Price multiplied by the number of JAG Shares so issued.

2.4	Deliveries by Company Shareholders

The Company and the Principal Shareholder shall cause:

2.4.1                     The Company Shareholders of record as of June 1, 2009 (the “Notice Date”) to each properly complete, execute and deliver to the Company (which will then, in turn, deliver to JAG and Exchangeco) the Company Shareholder Exchange Notice not later than five (5) Business Days after the Notice Date. If any Company Options or Company Warrants are exercised after the Notice Date and prior to the Closing, the Company and the Principal Shareholder shall cause such new Company Shareholders to, promptly after the exercise of their Company Options and/or Company Warrants, deliver a properly completed and executed Company Shareholder Exchange Notice to the Company for further delivery to JAG and Exchangeco.

2.4.2                     Properly complete, execute and deliver to the Company (which will then, in turn, deliver to JAG and Exchangeco) the Company Shareholder Exchange Election prior to the Closing Time.

2.4.3                     The Company Shareholders to each transfer and deliver to Exchangeco at the Closing Time share certificates representing all of their Purchased Shares duly endorsed in blank (and accompanied by a properly completed and executed stock power in form acceptable to JAG) for transfer against delivery of share certificates representing that number of Exchangeable Shares or JAG Common Shares to which they are entitled under this Agreement.

2.5	Section 85 Elections

In order to defer any taxes payable under the Income Tax Act (Canada) by any Company Shareholders in respect of the disposition of any of the Purchased Shares for Exchangeable Shares, each Company Shareholder and Exchangeco agree to file any necessary joint election pursuant to subsection 85(1) of the Income Tax Act (Canada) in the prescribed form and within the prescribed time whereby the proceeds of disposition to the particular Company Shareholder of the Purchased Shares and the cost thereof to Exchangeco shall be deemed to be an amount equal to the adjusted cost base of the Purchased Shares to the particular Company Shareholder for the purposes of the Income Tax Act (Canada) at the Closing Time.  The respective Company Shareholder‘s accountants shall prepare and file these elections.  The applicable parties agree to file corresponding elections pursuant to any relevant provincial taxing statutes.

2.6	Stated Capital Account of Exchangeco

In connection with issuing the Exchangeable Shares, and in accordance with subsection 24(3) of the Business Corporations Act (Ontario), Exchangeco shall add to its stated capital account maintained for the Exchangeable Shares, an amount equal to the aggregate of each "agreed amount" as specified in the elections referred to in Section 2.5.

If the parties make a determination or any Taxing Authority makes a Final Determination that the adjusted cost base of the Purchased Shares is an amount other than the amount set forth in the election filed pursuant to Section 2.5 of this Agreement, Exchangeco shall forthwith take whatever steps may be necessary or advisable to rectify the addition to the stated capital account in respect of the Exchangeable Shares nunc pro tunc, as of the Closing Time, to reflect the determination.

2.7	Registration of JAG Common Shares and Exchangeable Shares

All JAG Common Shares received by any Company Shareholders pursuant to this Agreement in exchange for their Purchased Shares shall not be registered for resale and, therefore, shall remain subject to the rights and restrictions of Rule 144. All Exchangeable Shares received by any Company Shareholders pursuant to this Agreement in exchange for their Purchased Shares (and any JAG Common Shares into which such Exchangeable Shares may be exchanged) shall not be registered for resale prior to six (6) months following the Closing and, therefore, shall be subject to the rights and restrictions of Rule 144 prior to any such registration.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Company and the Principal Shareholder

As at the date of this Agreement and as at the Closing Date, the Company and the Principal Shareholder each represents and warrants to JAG and Exchangeco as set forth in this Section 3.1 and acknowledges that JAG and Exchangeco are relying on such representations and warranties in entering into this Agreement:

3.1.1	Authorization

(a)
The Company is a corporation duly incorporated, organized and validly existing in good standing under the Business Corporations Act (Ontario).  No proceedings have been taken or authorized by the Company or any of the Company Shareholders or, to the best of the knowledge of the Company and the Principal Shareholder, by any other person, with respect to the bankruptcy or insolvency of the Company or any of the Company Shareholders, or the liquidation, dissolution or winding up of the Company.

(b)	The Company has the power and capacity to execute and deliver, and to observe and perform its covenants and obligations under, the Closing Documents to which it is a party.

(c)
This Agreement and each Closing Document to which the Principal Shareholder and/or the Company is a party has been duly executed and delivered by the Principal Shareholder and/or the Company, as the case may be, and this Agreement and each of the Closing Documents constitute a valid and binding obligation of the Principal Shareholder and the Company enforceable against each of them in accordance with their respective terms.

(d)
The Company has all necessary power and authority to own or lease the Assets and to carry on the Business as at present carried on. The Company possesses all licenses, permits, authorizations and certificates material to the conduct of the Business.  The Company has not received any notice of proceedings relating to the revocation or modification of any such license, permit, authorization or certificate which, by itself or in the aggregate, if the subject of an unfavourable decision, ruling or finding, would have an adverse material effect on the conduct of the business, operations, financial condition or income of the Company.  Neither the nature of the Business nor the location or character of any of the Assets requires the Company to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation or to be in good standing in any jurisdiction other than jurisdictions where it is duly registered, licensed or otherwise qualified and in good standing for such purpose.

(e)
A true copy of the articles and all by-laws of the Company have or will be delivered to Exchangeco by the Company.  The articles and such by-laws of the Company constitute all of the organizational documents and by-laws of the Company, are complete and correct and are in full force and effect.

(f)
The original or true copies of all corporate records of the Company have or will be made available to Exchangeco for review.  Such corporate records are complete and accurate.  All resolutions contained in such records have been duly passed and all such meetings have been duly called and held.  The share certificate books, register of shareholders, register of transfer and registers of officers and directors of the Company are complete and accurate.

3.1.2	Authorized and Issued Capital of the Company

(a)
The authorized capital of the Company consists of an unlimited number of common shares without par value. No preferred shares are authorized by the Company. As of May 20, 2009 there were (a) 12,971,045 Company common shares issued and outstanding; (b) outstanding Company options to purchase 219,953 Company common shares (the “Company Options”); (c) outstanding Company Warrants to purchase 1,609,908 Company common shares (the “Company Warrants”); and (d) outstanding debentures in the aggregate principal amount of $2,000,000, which are convertible into 2,523,000 Company common shares (the “Company Debentures”).

(b)
All of the issued and outstanding Company common shares, Company Options, Company Warrants and Company Debentures are duly authorized and validly issued and all Company common shares are fully paid and non-assessable.

(c)	None of the outstanding equity securities or other securities of the Company were issued in violation of the Securities Act or any other Applicable Law.

(d)
On Closing, the Company Shareholders will legally and beneficially own their respective Purchased Shares and Exchangeco shall acquire, good and marketable title to the Purchased Shares, free and clear of all Encumbrances.  There are no restrictions on the transfer of the Purchased Shares except those set forth in the Company's articles of incorporation.

3.1.3	Options and No Shareholders' Agreement

(a)
Except for the Company common shares, the Company Warrants, the Company Options and the Company Debentures, no options, warrants, debentures, rights, privileges or any other rights entitling the holders thereof to acquire any Purchased Shares or any other security (as defined in the Securities Act (Ontario)) of the Company are outstanding.  The Company is not, and except as contemplated by this Agreement will not, be contractually obligated to purchase, redeem or otherwise acquire any of its outstanding Purchased Shares.

(b)
Except for the Private Placement investors pursuant to their respective subscription agreements and the holders of the Company Warrants, Company Options and Company Debentures, no Person has any oral or written agreement, subscriptions, options, conversion, pre-emptive or exchange rights, warrants, repurchase or redemption agreements, registration rights agreements, or other agreements, claims or commitments of any nature whatsoever or any other right capable of becoming any of the foregoing (whether legal, equitable, contractual or otherwise), for the subscription or issuance of any shares or securities of the Company.

(c)	The Company is not party to any shareholders' or other agreement affecting the issued and outstanding shares of the Company or regulating the Company's affairs.

3.1.4	No Subsidiaries

Except for Luxspheres Inc. which is inactive and has no material assets or liabilities, the Company does not own any shares in any other corporate body and has no investment or proposed investment in any person which is or would be material to the business and affairs of the Company.

3.1.5	Absence of Conflicting Agreements

None of the execution and delivery of, or the observance and performance by the Company or the Principal Shareholder of any covenant or obligation under this Agreement or any Closing Document, or the Closing:

(a)
contravenes or results in, or will contravene or result in, a violation of or a default under (with or without the giving of notice or lapse of time, or both) or in the acceleration of any obligation under:

(i)	any Applicable Law;

(ii)	any license or permit issued in favour of the Company;

(iii)	the articles, by-laws, directors' or shareholders' resolutions of the Company;

(iv)
the provisions of any material agreement, lease, mortgage, security document, obligation or instrument to which the Company or the Principal Shareholder is a party, or by which the Company or the Principal Shareholder is bound or affected;

(v)	the provisions of any material Contract to which the Company or the Principal Shareholder is a party or by which the Company, the Principal Shareholder or the Assets are bound or affected; or

(vi)	any Order binding the Company or the Principal Shareholder or the property of assets of the Company or the Principal Shareholder;

(b)	relieves any other party to any Contract or Contractual Right of that party's obligations thereunder or enable it to terminate its obligations thereunder; or

(c)	results in the creation or imposition of any material Encumbrance on the Company or any of the material Assets.

3.1.6	Consents, Approvals

No consent, approval, license, permit, Order, authorization, registration or declaration of, or filing with, any Governmental Authority or other person is required by the Company, any of the Company Shareholders or the Principal Shareholder in connection with (a) the Closing, or (b) the execution and delivery by the Company, the Company Shareholders or Principal Shareholder of, and the performance by the Company, the Company Shareholders or Principal Shareholder of their respective obligations under, this Agreement or the Closing Documents to which they are a party.

3.1.7	Litigation

Except as set out in the Company Disclosure Schedule, there is no claim, demand, suit, action, cause of action, dispute, proceeding, litigation, grievance, arbitration, governmental proceeding or other proceeding including appeals and applications for review, in progress against, by or relating to the Company, any Company Shareholders or the Principal Shareholder or affecting the Assets or the Business nor are any of the same pending or, to the knowledge of the Company or the Principal Shareholder, threatened.  There is not at present, outstanding or pending against the Company, any of the Company Shareholders or the Principal Shareholder, any Order that materially and adversely affects the Business or the Assets in any way or that in any way relates to this Agreement or the transactions contemplated hereby.

3.1.8	The Financial Statements

The Financial Statements will be prepared in accordance with U.S. GAAP and:

(a)	will be complete and accurate in all material respects;

(b)
will accurately disclose all the Assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company and present fairly, accurately and completely in all material respects the financial condition of the Company, as at the date thereof;

(c)	will reflect in all material respects all proper accruals, as at the date thereof and for the period covered thereby; and

(d)
will contain or reflect adequate reserves for all known liabilities and obligations of the Company of any nature, whether absolute, contingent or otherwise, matured or unmatured, as at the date thereof.

3.1.9	Absence of Changes

Since January 31, 2009:

(a)
the Company has conducted the Business in the ordinary course and has not incurred any material debt, obligation or liability outside of the ordinary course and has used its best efforts to preserve the Business and the Assets;

(b)
there has not been any material change in the Condition of the Business, other than changes in the ordinary course, and such changes have not, either individually or in the aggregate, been materially adverse or have had or may be reasonably expected to have, either before or after the Closing Time, a material adverse effect on the Condition of the Business;

(c)
there has not been any change in, or the creation of, any Applicable Law, any termination, amendment or revocation of any material license or any material damage, destruction, loss, labour dispute or other event, development or condition of any character (whether or not covered by insurance) which has had, or could have, a material adverse affect on the Company or the Condition of the Business; and

(d)	there has not been any change in the accounting principles, policies, practices or procedures of the Company or their application to the Company.

3.1.10	Absence of Unusual Transactions

Since January 31, 2009, the Company has not:

(a)	transferred, assigned, sold or otherwise disposed of any of its Assets, or cancelled any debts or claims, except in the ordinary course;

(b)
incurred or assumed any obligation or liability (fixed or contingent) other than obligations or liabilities included in the Financial Statements, and obligations and liabilities incurred since the date thereof in the ordinary course;

(c)	suffered extraordinary loss;

(d)
created any Encumbrance on any of the Assets or suffered or permitted any such Encumbrance that has arisen on the Assets since that date to remain, except unsecured obligations and liabilities incurred in the ordinary course;

(e)
except as contemplated by this Agreement, modified, amended or terminated any Contract, agreement or arrangement to which it is or was a party, or waived or released any right which it has or had, other than in the ordinary course;

(f)	hired or dismissed any employees whose annual salary exceeds $100,000;

(g)	increased the compensation or benefits paid to any employees other than in the ordinary course;

(h)	paid a bonus or other extraordinary payment to any employee other than bonus payments made in the ordinary course of business which are consistent with past practices of the Company;

(i)	entered into any material contracts or arrangements other than in the ordinary course;

(j)	incurred any debt, liability or obligation for borrowed money, or incurred any other debt, liability or obligation except in the ordinary course; or

(k)	authorized or agreed or otherwise become committed to do any of the foregoing.

3.1.11	Material Contracts

All material Contracts and the Contractual Rights are in full force and effect and are in good standing and the Company is entitled to all benefits thereunder and is not dependent upon the guarantee of any security by a third party.  A list of material Contracts and Contractual Rights is set forth in the Company Disclosure Schedule. The Company has complied with all material terms thereof, has paid all amounts due thereunder, has not waived any material rights thereunder and no default or breach exists in respect thereof on the part of any of the parties thereto and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach. All amounts payable to the Company under the material Contracts and Contractual Rights are still due and owing to the Company without any right of set off.  The Company is not a party to any material Contract or Contractual Right which it does not have the capacity to perform.

3.1.12	Accounts Receivable

All accounts receivable have been accurately recorded in the books of the Company are bona fide and are good and collectible at the full face value thereof, without discount, rebate, set-off or counterclaim, except for proper and sufficient allowances for doubtful accounts provided for in the books of the Company and in the Financial Statements.  The Company's rights in respect of each account receivable and under the security related thereto will be enforced by the Company in accordance with normal business practices and will not be waived, modified or compromised in any manner.

3.1.13	Condition of Assets

All material tangible Assets of the Company are in good working condition and good repair having regard to their use and age.

3.1.14	Collective Agreements

The Company is not a party, either directly or by operation of law, to any collective agreement.  No trade union or any person holds bargaining rights with respect to any of the employees.  There are no threatened or pending union organizing activities involving the employees.

3.1.15	Benefit Plans

(a)	All material obligations of the Company under any Benefit Plans have been satisfied, and there are no outstanding material defaults or violations thereunder by the Company.

(b)
All employer payments, contributions or premiums required to be remitted or paid to or in respect of each Benefit Plan, if applicable, have been paid or remitted in material compliance with the terms thereof and all Applicable Laws.

(c)
All material accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, pension plan premiums, accrued wages, salaries and commissions and other employee Benefit Plans have been reflected in the books and records of the Company.

3.1.16	Insurance

The Company has had the Assets insured by reputable insurers against loss or damage as is appropriate to the Business and the Assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets.  All such policies of insurance are in full force and effect and the Company is not in material default, whether as to the payment of premium or otherwise, under the terms of any such policy.

3.1.17	Intellectual Property Rights

(a)	Rights

Except as set forth in the Company Disclosure Schedule, no Intellectual Property has been registered by or on behalf of the Company or the Principal Shareholder, nor have any applications for registration been filed in any jurisdiction.

(b)	Ownership

The Company has the right to use and is the owner of all Intellectual Property and, in respect of copyrighted works, has obtained a waiver of moral rights from all authors of such works.  For greater certainty, no Related Party other than the Company has any ownership or other right in the Intellectual Property.  Any Intellectual Property not owned but being used by the Company is being used only with the consent of or license from the rightful owner thereof and all such licenses are in full force and effect.  No Seller has knowledge of any claim of adverse ownership in the Intellectual Property.

(c)	Complete

The Intellectual Property is sufficient and complete to enable the Company to carry on the Business as presently conducted.  There are no issues known to the Company affecting the Company's ability to continue to develop, maintain, support, and exploit the Intellectual Property that would have a material impact on the Business.

(d)	Infringements by the Company

To the knowledge of the Company, there is no claim that any products or services developed, manufactured, produced, used or sold by the Company or any process, method, packaging, advertising, or material that the Company employs in the manufacture, marketing, or sale of any such product, or the provision of any services by the Company, breaches, violates, infringes or interferes with any rights of any person.

(e)	Third party Infringements

To the knowledge of the Company, there are no infringements of, passing-off related to, or other interference by third parties with any software or inventions owned by the Company.

(f)	Protection of Confidentiality

The Company has taken commercially reasonable precautions and made commercially reasonable efforts to protect the Company's trade secrets and secure the confidentiality of its customer lists, and other proprietary information.

(g)	Exploitation

No royalty or other fee is required to be paid by the Company to any other Person in respect of the Intellectual Property and there are no restrictions on the ability of the Company to exploit or assign all rights in the Intellectual Property.

3.1.18	Workers' Compensation; etc.

There are no notices of assessment or any other communications related thereto which the Company has received from any workplace safety and insurance board or similar authorities and there are no assessments which have not been paid or accrued on the date hereof, and there are no facts or circumstances which may result in a material increase in liability to the Company from any applicable workers' compensation legislation or applicable employee health and safety, training or similar legislation, regulations or rules after the Closing Time.

3.1.19	Product Claims

There are no claims against the Company in connection with product or service warranties or the production or sale of defective or inferior products or the provision of inferior services.

3.1.20	Restrictive Covenants

The Company is not a party to or bound or affected by any commitment, agreement or document which limits the freedom of the Company to compete in any line of business, transfer or move any of the Assets or operations or which does or could materially and adversely affect the business practices, operations or Condition of the Business or the continued operation of the Business after the Closing.

3.1.21	No Joint Venture Interests, etc.

The Company, the Company Shareholders and the Principal Shareholder are not partners, co-tenants, joint venturers or otherwise a participant in any partnership, joint venture, co-tenancy or other jointly owned business undertaking which competes with the Company.

3.1.22	Books and Records

The Books and Records fairly and correctly set out and disclose in all material respects the financial position of the Company in accordance with good business practice and all material financial transactions relating to the Business have been accurately recorded in such Books and Records.

3.1.23	GST Registration

The Company is registered for purposes of Part IX of the Excise Tax Act (Canada).

3.1.24	Omitted

3.1.25	Licenses

No licenses or permits of any Governmental Authority are necessary for the operation of the Business other than licenses or permits required by businesses in general.

3.1.26	Taxes

The Company has duly filed or will duly file, on a timely basis, all tax returns and notices required to be filed by it and has paid all material Taxes which are due and payable or have been alleged to be due on or prior to the date hereof (whether or not shown on any tax return), except for Taxes being contested in good faith. Adequate provision has been made in the Financial Statements for all Taxes payable for the current taxation year for which tax returns are not yet required to be filed and for all Taxes relating to taxation years ending on or before the date hereof.  There are no material tax deficiencies or material interest or penalties accrued or accruing, or alleged to be accrued or accruing which have not been provided for.  There are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return or the payment of any Taxes by the Company.  There are no actions, suits, proceedings, investigations or claims, threatened or pending against the Company in respect of Taxes, nor are there any matters under discussion with any Governmental Authority relating to Taxes by any such authority.  The Company has duly collected and remitted all Taxes it was required to collect and remit.  The Company has not received a refund or credit for Taxes to which it was not entitled. The Company has withheld from each payment made to any of its officers, directors, employees, shareholders or creditors or any non-residents within the meaning of that term as used in the Income Tax Act (Canada), all Taxes and other amounts which it is required by the laws to which it is subject to withhold or deduct and has duly remitted all Taxes and amounts so withheld or deducted to the proper recipients thereof within the time, and in the manner, required by such laws.

3.1.27	Real Property

The Company does not own and, since its incorporation, has never owned any real property.

3.1.28	Business in Compliance with Law

The operations of the Company are conducted in all material respects, in compliance with all Applicable Laws of each jurisdiction in which the Business has been and is carried on and the Company has not received any notice of any alleged breach of any such Applicable Laws.

3.1.29	Environmental Matters

The Company has been and is in material compliance with all applicable federal, provincial, municipal and local laws, statues, ordinances, by-laws, regulations, orders, directions and decisions rendered by any ministry, department or administrative or regulatory agency relating to the protection of the environment or pollutants, containments, chemicals, or industrial, toxic, or hazardous wastes or substances and to the Company’s and the Principal Shareholders' knowledge, there are no environmental audits, evaluations, assessments or studies either planned or underway relating to the Company. No environmental permits are necessary to operate the Business as presently conducted.

3.1.30	Title to Assets

Except as disclosed in the Financial Statements or the Company Disclosure Schedule, the Company has good and marketable title to all of the Assets, free and clear of all Encumbrances.  No property or assets of the Company have been taken or expropriated by any federal, provincial, municipal or other authority nor have any notice or proceedings in respect thereof been given or commenced nor is the Company aware of any intent or proposal to give any such notice or commence any such proceeding.

3.1.31	Inventory

The Inventory shown on the Financial Statements consists of, and the Inventory acquired after the date of the execution of this Agreement will consist of, items of a quality and quantity usable or saleable in the ordinary course of the Business.  The value of obsolete materials and of materials of below standard quality have been written down on the Financial Statements to realizable market value, or adequate reserves have been provided, all in accordance with U.S. GAAP.

3.1.32	Directors, Officers and Employees of the Company

The Company Disclosure Schedule contains a list of all employees, officers, directors and other personnel of the Company together with the current job title and the annual remuneration rate for each such person and a statement of the full amount of all remuneration paid by the Company to each such person and to any director of the Company during the period commencing on November 1, 2007 and ended October 31, 2008 and all amounts owing (including amounts in respect of accrued but unpaid compensation) to such persons as of the date of this Agreement. None of the directors or officers of the Company are or have ever been subject to prior regulatory, criminal or bankruptcy proceedings in Canada or elsewhere.  No present or former officer, director or shareholder of the Company has any cause of action, or other claim whatsoever, against, or owes any amount to, the Company except for any claims in the ordinary course of the business such as for accrued wages, accrued vacation pay and accrued benefits under any Benefit Plans the particulars of which have been disclosed to Exchangeco.  To the best of the knowledge of the Company and the Principal Shareholder, there have not been and there are not currently any material disagreement or other difficulties with any of the employees of the Company which are adversely affecting or could reasonably adversely affect, in a material manner, the carrying on of the business of the Company.

3.1.33	Related Party Transactions

Except as disclosed in the Company Disclosure Schedule, no Related Party has or has had:

(a)	borrowed money from or loaned money to the Company;

(b)	any contractual relationship with the Company;

(c)	any claim, express or implied, of any kind whatsoever against the Company;

(d)	any interest in any property or assets owned or used by the Company; or

(e)	any engagement in any other transaction with the Company (other than employment relationships at the salaries disclosed in the Company Disclosure Schedule).

3.1.34	Independent Contractors

Each of the independent contractors who provides services to the Company and who is listed on the Company Disclosure Schedule does not provide services exclusively to the Company.

3.1.35	Full Disclosure

The representations and warranties of the Company and the Principal Shareholder contained in this Agreement and in the Related Agreements do not contain any untrue statement of a material fact.

3.2	Representations and Warranties of JAG

As at the date of this Agreement, except as set forth on the JAG Disclosure Schedule, each of JAG and Exchangeco represents and warrants to the Company and the Principal Shareholder as set out in the following Subsections of this Section, and acknowledge that the Company and the Principal Shareholder are relying upon such representations and warranties in entering into this Agreement.

3.2.1	Authorization

(a)
JAG is a corporation duly incorporated, organized and validly subsisting under the laws of the State of Nevada.  No proceedings have been taken or authorized by JAG or, to the best of JAG's knowledge, by any other person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of JAG.  JAG is duly qualified to do business as a foreign corporation in State of Florida.

(b)
JAG has all necessary power and capacity to execute and deliver, and to observe and perform its covenants and obligations under, this Agreement and the Closing Documents to which it is a party.  JAG has taken all action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement and the Closing Documents to which it is a party.

(c)
This Agreement and each Closing Document to which JAG is a party has been duly executed and delivered by JAG, and this Agreement and each Closing Document to which JAG is a party constitute a valid and binding obligation of JAG enforceable against JAG in accordance with its terms.

3.2.2	Absence of Conflicting Agreements

None of the execution and delivery of, or the observance and performance by JAG of, any covenant or obligation under, this Agreement and the Closing Documents to which it is a party or the Closing contravenes or results in (with or without the giving of notice or lapse of time, or both) or will contravene or violate in any material respect or result in any material breach or default of, or acceleration of any obligation under:

(a)	any Applicable Law;

(b)	any license of JAG;

(c)	JAG's articles or by-laws or any directors' or shareholders' resolutions of JAG; or

(d)	any agreement, lease, mortgage, security document, obligation or instrument to which JAG is a party or by which JAG or its assets is affected or bound.

3.2.3	Consents and Approvals

No consent, approval, licence, Order, authorization, registration or declaration of, or filing with, any Governmental Authority is required by JAG in connection with:

(a)	the Closing;

(b)	the execution and delivery by JAG of this Agreement or any Closing Document to which it is a party; or

(c)	the observance and performance by JAG of its obligations under this Agreement or any Closing Documents to which it is a party.

3.2.4	Capitalization

(a)
The authorized capital stock of JAG consists of (i) 500,000,000 shares of JAG Common Shares, (ii) 440,000 shares of Class B common stock, par value $0.00001 per share, of which 400,000 shares have been designated as Series 2 Class B common stock (“JAG Series 2 Class B Common Shares”) and 40,000 shares have been designated as Series 3 Class B Common Stock (“JAG Series 3 Class B Common Shares”) and (iii) 50,000,000 shares of preferred stock, par value $0.00001 per share (“JAG Preferred Shares”).  As of May 20, 2009:  (iv) 67,503,004 JAG Common Shares were issued and outstanding, (v) 380,931 shares of JAG Series 2 Class B Common Stock were issued and outstanding, (vi) 21,500 shares of JAG Series 3 Class B Common Stock were issued and outstanding, and (vii) no JAG Preferred Shares were issued and outstanding.  The number of JAG Common Shares outstanding includes several classes of stock the shares of which were converted into the right to receive shares of JAG common stock upon surrender thereof in JAG’s recapitalizations in 2002 and 2004.  As of May 20, 2009, there were 175,346 Series 1 Class B common shares, 1,080,028 Class A common shares and 123,277 original JagNotes.com Inc. common shares that remain unsurrendered. The JAG Common Shares, JAG Series 2 Class B Common Shares and JAG Series 3 Class B Common Shares are referred to herein collectively as the “JAG  Company Shares”).

(b)	As of May 20, 2009, there were outstanding JAG warrants to purchase 4,250,000 JAG Common Shares (the “JAG Warrants”).

(c)	As of May 20, 2009, there were outstanding (and committed to be issued) JAG options to purchase 2,750,000 JAG Common Shares (the “JAG Options”).

(d)
All of the issued and outstanding JAG Company Shares, JAG Options and JAG Warrants are duly authorized and validly issued and all JAG Company Shares are fully paid and non-assessable. Upon consummation of the transactions contemplated herein, JAG Common Shares issued hereunder on Closing and JAG Common Shares issuable upon exchange of the Exchangeable Shares are duly reserved, allotted, authorized and will be validly issued, fully paid, non-assessable and free and clear of all Encumbrances.  Subject to the accuracy of the representations and warranties of the Company and the Principal Shareholder set forth in Section 3.1, JAG Common Shares to be issued or issuable hereunder will be issued in a transaction exempt from registration under the Securities Act, all applicable "blue sky laws" and Canadian Securities Laws.

(e)
None of the outstanding equity securities or other securities of JAG were issued in violation of the Securities Act or any other Applicable Law.  Except for the JAG Company Shares, the JAG Warrants, the JAG Options and the redemption rights with respect to the JAG Series 2 Class B Common Shares and the JAG Series 3 Class B Common Shares, there are no subscriptions, options, conversion, pre-emptive or exchange rights, warrants, repurchase or redemption agreements, registration rights agreements, or other agreements, claims or commitments of any nature whatsoever obligating JAG to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, repurchased or redeemed, additional shares of the capital stock or other securities of JAG or obligating JAG to register any of JAG securities under the U.S. Securities Laws or obligating JAG to grant, extend or enter into any such agreement.  JAG does not own or have any contract or agreement to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

3.2.5	JAG Financial Statements

The JAG Financial Statements have been prepared in accordance with U.S. GAAP and:

(a)	are complete and accurate in all material respects;

(b)
accurately disclose all the Assets and liabilities (whether accrued, absolute, contingent or otherwise) of JAG and present fairly, accurately and completely in all material respects the financial condition of JAG, as at the date thereof;

(c)	reflect in all material respects all proper accruals, as at the date thereof and for the period covered thereby; and

(d)	contain or reflect adequate reserves for all liabilities and obligations of JAG of any nature, whether absolute, contingent or otherwise, matured or unmatured, as at the date thereof.

3.2.6	SEC Documents

(a)
All statements, reports, schedules, forms, exhibits and other documents required to have been filed by JAG with the SEC since the date of incorporation of JAG (the "SEC Documents") have been so filed and JAG is not delinquent in respect of any such required filings.  JAG and its Subsidiaries are engaged only in the business described in the SEC Documents and the SEC Documents contain a complete and accurate description in all material respects of the business of JAG and its Subsidiaries, taken as a whole.

(b)
At the time of filing thereof, the SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  JAG is not (with or without the lapse of time or the giving of notice, or both) in breach or default of any material contract and, to the best knowledge of JAG, no other party to any material contract is (with or without the lapse of time or the giving of notice, or both) in breach or default of any material contract.  Neither JAG nor any of its Affiliates has received any notice of the intention of any party to terminate any material contract.

(c)
Each registration statement and any amendment thereto filed by JAG since January 1, 2007 pursuant to the Securities Act and the rules and regulations thereunder, as of the date such statement or amendment became effective, complied as to form in all material respects with the Securities Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each prospectus filed pursuant to Rule 424(b) under the Securities Act, as of its issue date and as of the closing of any sale of securities pursuant thereto did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.2.7	Intellectual Property

(a)	Rights

No patents, trade-marks, service marks, copyright, industrial designs and circuit topography have been registered by or on behalf of JAG, nor have any applications for registration been filed in any jurisdiction.

(b)	Ownership

JAG has the right to use and is the owner of all of its intellectual property and, in respect of copyrighted works, has obtained a waiver of moral rights from all authors of such works.  For greater certainty, no Related Party other than JAG has any ownership or other right in its intellectual property.  Any JAG intellectual property not owned but being used by JAG is being used only with the consent of or license from the rightful owner thereof and all such licenses are in full force and effect.  JAG has no knowledge of any claim of adverse ownership in its intellectual property.

(c)	Infringements by JAG

There is no claim that any products or services developed, manufactured, produced, used or sold by JAG or any process, method, packaging, advertising, or material that JAG employs in the manufacture, marketing, or sale of any such product, or the provision of any services by JAG, breaches, violates, infringes or interferes with any rights of any person.

(d)	Third party Infringements

There are no infringements of, passing-off related to, or other interference by third parties with any software or inventions owned by JAG.

(e)	Protection of Confidentiality

JAG has taken commercially reasonable precautions and made commercially reasonable efforts to protect JAG's trade secrets and secure the confidentiality of its customer lists, and other proprietary information.

(f)	Exploitation

No royalty or other fee is required to be paid by JAG to any other Person in respect of JAG's intellectual property and there are no restrictions on the ability of JAG to exploit or assign all rights in its intellectual property.

3.2.8	Environmental Matters

JAG has been and is in material compliance with all applicable federal, provincial, municipal and local laws, statues, ordinances, by-laws, regulations, orders, directions and decisions rendered by any ministry, department or administrative or regulatory agency relating to the protection of the environment or pollutants, containments, chemicals, or industrial, toxic, or hazardous wastes or substances and to JAG' knowledge, there are no environmental audits, evaluations, assessments or studies either planned or underway relating to JAG.

3.2.9	Litigation

There is no claim, demand, suit, action, cause of action, dispute, proceeding, litigation, grievance, arbitration, governmental proceeding or other proceeding including appeals and applications for review, in progress against, by or relating to JAG nor are any of the same pending or, to the knowledge of any of JAG, threatened.  There is not at present, outstanding or pending against JAG, any Order that materially and adversely affects JAG in any way or that in any way relates to this Agreement or the transactions contemplated hereby.

3.2.10	Internal Controls

JAG is in compliance with the provisions of the Sarbanes-Oxley Act of 2002 currently applicable to JAG.  JAG maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  JAG has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for JAG and designed such disclosure controls and procedures to ensure that material information relating to JAG is made known to the certifying officers by others within those entities, particularly during the period in which JAG' most recently filed period report under the Exchange Act, as the case may be, is being prepared.  JAG' certifying officers have evaluated the effectiveness of JAG' controls and procedures as of the end of the period covered by the most recently filed periodic report under the Exchange Act (the "Evaluation Date").  JAG presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in JAG' internal controls (as such term is defined in Item 307 of Regulation S-B) or, to the best knowledge of JAG, in other factors that could significantly affect JAG' internal controls.

3.2.11	Tax Matters

Each of JAG and its Subsidiaries has prepared and filed all tax returns required to have been filed by JAG or such Subsidiary with all appropriate governmental agencies and paid all taxes shown thereon or otherwise owed by it.  The charges, accruals and reserves on the books of JAG in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against JAG or any Subsidiary nor, to the best knowledge of JAG, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to JAG and its Subsidiaries, taken as a whole.  All taxes and other assessments and levies that JAG or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due.  There are no tax liens or claims pending or, to the best knowledge of JAG, threatened against JAG or any Affiliate or any of their respective assets or properties.  There are no outstanding tax sharing agreements or other such arrangements between JAG and any Subsidiary or other corporation or entity.  Neither JAG nor its Affiliates are currently undergoing any audit by a taxing authority, or has waived or extended any statute of limitations at the request of any taxing authority.

3.2.12	Full Disclosure

The representations and warranties of JAG contained in this Agreement and in the Related Agreements do not contain any untrue statement of a material fact.

3.2.13	Exchangeco and Callco

(a)
Each of Exchangeco and Callco is a corporation duly incorporated, organized and validly existing in good standing under the Business Corporations Act (Ontario). No proceedings have been taken or authorized by JAG or, to the best of the knowledge of JAG, by any other person, with respect to the bankruptcy or insolvency of Exchangeco or Callco, or the liquidation, dissolution or winding up of Exchangeco or Callco.

(b)	Each of Exchangeco and Callco has the power and capacity to execute and deliver, and to observe and perform its covenants and obligations under, the Closing Documents to which it is a party.

(c)
This Agreement and each Closing Document to which Exchangeco or Callco is a party has been duly executed and delivered by Exchangeco or Callco, as applicable, and this Agreement and each of the Closing Documents constitute a valid and binding obligation of Exchangeco and Callco enforceable against Exchangeco and Callco in accordance with their respective terms.

(d)
Each of Exchangeco and Callco has all necessary power and authority to own or lease its assets and to carry on its business as at present carried on.  Each of Exchangeco and Callco possesses all licenses, permits, authorizations and certificates material to the conduct of its business.  Neither Exchangeco nor Callco has received any notice of proceedings relating to the revocation or modification of any such license, permit, authorization or certificate which, by itself or in the aggregate, if the subject of an unfavourable decision, ruling or finding, would have an adverse material effect on the conduct of the business, operations, financial condition or income of Exchangeco or Callco.  Neither the nature of its business nor the location or character of any of its assets requires Exchangeco or Callco to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation or to be in good standing in any jurisdiction other than jurisdictions where it is duly registered, licensed or otherwise qualified and in good standing for such purpose.

(e)
A true copy of the articles and all by-laws of Exchangeco and Callco have or will be delivered to the Company by Exchangeco.  The articles and such by-laws of Exchangeco and Callco constitute all of the organizational documents and by-laws of Exchangeco and Callco, are complete and correct and are in full force and effect.

(f)
The original or true copies of all corporate records of Exchangeco and Callco have been made available to the Company's solicitors for review.  Such corporate records are complete and accurate.  All resolutions contained in such records have been duly passed and all such meetings have been duly called and held.  The share certificate books, register of shareholders, register of transfer and registers of officers and directors of Exchangeco and Callco are complete and accurate.

(g)
Exchangeco and Callco were incorporated on May 22, 2009 for the purpose of the transactions contemplated herein.  Neither Exchangeco nor Callco has any liabilities or obligations except for those arising out of or in connection with this Agreement and the Closing Documents.

3.2.14	Authorized and Issued Capital of Exchangeco and Callco

The authorized capital of each of Exchangeco and Callco consists of an unlimited number of common shares without par value of which one (1) common share of Exchangeco and one (1) common share of Callco are issued and outstanding as fully paid and non-assessable shares.

3.2.15	Valid Issuance of Exchangeable Shares

The Exchangeable Shares issued on Closing will be duly and validly created, authorized and issued as fully paid and non-assessable shares.

3.3	Qualification of Representations and Warranties

Any representation or warranty made by a party as to the enforceability of this Agreement or any of the Closing Documents subject to the following qualifications:

(a)	specific performance, injunction and other equitable remedies are discretionary and, in particular, may not be available where damages are considered an adequate remedy; and

(b)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other laws generally affecting enforceability of creditors' rights.

3.4	Non-Waiver

(a)
No investigations made by or on behalf of JAG or Exchangeco at any time shall waive, diminish the scope of or otherwise affect any representation or warranty made by the Company and the Principal Shareholder in this Agreement. No waiver by JAG or Exchangeco of any condition, in whole or in part, shall operate as a waiver of any other condition.

(b)
No investigation made by or on behalf of the Company or the Principal Shareholder at any time shall waive, diminish the scope of or otherwise affect any representation or warranty made by JAG or Exchangeco in this Agreement.  No waiver by the Company or the Principal Shareholder of any condition, in whole or in part, shall operate as a waiver of any other condition.

3.5	Survival of Representations and Warranties

(a)	Subject to Subsection (b), all representations, warranties and covenants contained in this Agreement on the part of each of the parties shall survive the Closing without time limit.

(b)
Representations and warranties, concerning Environmental matters set out in Section 3.1.29 and 3.2.8, shall survive for a period of 5 years from the Closing Date.  Representations and warranties concerning tax matters set out in Section 3.1.26 and 3.2.11 shall survive for a period of ninety days after the relevant authorities shall no longer be entitled to assess liability for Taxes against the Company for any particular taxation year ended on or prior to the Closing Date, having regard without limitation, to any waivers given by the Company with the consent of the Company in respect of any taxation year.  Subject to Subsection (c), all other representations and warranties shall only survive for a period of 2 years from the Closing Date.  If no claim shall have been made under this Agreement against a party for any incorrectness in or breach of any representation or warranty made in this Agreement prior to the expiry of these survival periods, such party shall have no further liability under this Agreement with respect to such representation or warranty.

(c)
Notwithstanding the limitations set out in Subsection (b) any claim which is based on representations and warranties set forth in Subsections 3.1.1, 3.1.2, 3.1.3, 3.2.1 or 3.2.14 or any intentional misrepresentation or fraud may be brought at any time.

ARTICLE 4
OTHER COVENANTS OF THE PARTIES

4.1	Access and Investigation.

(a)	During the period from the date of this Agreement through the Closing Time (the "Pre-Closing Period"), the Company shall, and the Principal Shareholder shall cause the Company to:

(i) provide Exchangeco and Exchangeco's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all Books and Records; and

(ii) provide Exchangeco and Exchangeco's Representatives with copies of such Books and Records as Exchangeco or Exchangeco’s Representatives may reasonably request.

(b)	During the Pre-Closing Period, JAG shall:

(i)	provide the Company with reasonable access to JAG's Representatives, personnel and assets and to all books and records; and

(ii)	provide the Company with copies of such books and records of JAG or Exchangeco as the Company may reasonably request.

4.2	Operation of the Company's Business.

(a)
During the Pre-Closing Period the Company shall conduct, and the Principal Shareholder shall ensure that the Company conducts, its business and operations (i) in the ordinary course and in accordance with past practices, and (ii) in compliance with all Applicable Law and the requirements of all Contracts and Collateral Rights.

(b)	During the Pre-Closing Period the Company shall not, and the Principal Shareholder shall cause the Company not to (without the prior written consent of Exchangeco and JAG):

(i)	declare or pay any dividend or make any other distribution in respect of any Purchased Shares;

(ii)
sell, issue, grant or authorize the issuance or grant of (i) any securities, other than Company common shares required to be issued as a result of the conversion of any Company Debentures or the exercise of any Company Options or Company Warrants or (ii) any instrument convertible or exercisable into or exchangeable for any securities of the Company;

(iii)
amend or permit the adoption of any amendment to the Articles of Incorporation or by-laws of the Company, or effect or authorize any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv)	adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;

(v)	form any subsidiary or acquire any equity interest or other interest in any other entity;

(vi)
lend money to any person or entity, or incur or guarantee any indebtedness (except that the Company may make routine borrowings in the ordinary course of business and in accordance with past practices);

(vii)
pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or officers.

(viii)	change any of its methods of accounting or accounting practices in any respect except as required by generally accepted accounting principles;

(ix)	make any material tax election;

(x)	enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices;

(xi)	authorize, agree, commit or enter into any of the actions described in clauses "(a)" through "(k)" of this Subsection (b).

4.3	Operation of JAG's Business.

(a)	During the Pre-Closing Period JAG shall conducts its business and operations (i) in the ordinary course and in accordance with past practices, and (ii) in compliance with all Applicable Law.

(b)	During the Pre-Closing Period, JAG shall not, and shall not permit its Affiliates to (without the prior written consent of the Company):

(i)	declare or pay any dividend or make any other distribution in respect of any common stock;

(ii)
sell, issue, grant or authorize the issuance or grant of (i) any securities or (ii) any instrument convertible into or exchangeable for any securities of JAG, except pursuant to rights previously granted;

(iii)
amend or permit the adoption of any amendment to the Certificate of Incorporation or by-laws of the Company, or effect or authorize any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv)	adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;

(v)	form any subsidiary or acquire any equity interest or other interest in any other entity;

(vi)	lend money to any person or entity, or incur or guarantee any indebtedness (except that JAG may make routine borrowings in the ordinary course of business and in accordance with past practices);

(vii)
pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or officers; provided, however, that nothing herein shall prevent JAG or any of its Subsidiaries from paying to the JAG Executives any wages, salary, fringe benefits or other compensation or remuneration to which they are entitled under their employment agreements.

(viii)	change any of its methods of accounting or accounting practices in any respect except as required by generally accepted accounting principles;

(ix)	make any material tax election;

(x)	enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices;

(xi)	authorize, agree, commit or enter into any of the actions described in clauses "(a)" through "(k)" of this Subsection (b).

4.4	Delivery of Audited Financial Statements by the Company

The Company shall deliver, and the Principal Shareholder shall cause the Company to deliver, the Financial Statements to JAG no later than June 1, 2009.

4.5	Preparation of Pro Forma Financials

Promptly after receipt by JAG of the Financials, the Company Shareholder Exchange Notices (pursuant to Section 2.4.1) and the Debenture Notices (pursuant to Section 4.13), JAG shall cause its accountants and auditors to prepare the pro forma financials necessary for inclusion in the Form 8-K to be filed in connection with the Closing (the “Acquisition 8-K”). The Company shall promptly cooperate with, and shall cause its accountants and auditors to promptly cooperate with, JAG and its accountants and auditors in addressing and resolving any issues that may arise, or clarifications that may be needed, relating to the Financials and the pro forma financials.

4.6	Support Agreement and Exchange Rights Agreement

(a)
The relevant parties shall enter into the Support Agreement and the Exchange Rights Agreement within such time frame prior to the completion of the Acquisition 8-K so as to permit the timely delivery of the final version of the Acquisition 8-K to the Private Placement investors in accordance with subparagraph 4.8 below.

(b)
JAG and the Company shall cooperate in the preparation of the Form 8-K to be filed in connection with the Support Agreement and the Exchange Rights Agreement, which shall be filed by JAG within the required time period following the execution of such agreements by the respective parties.

4.7	Preparation and Filing of Acquisition 8-K

JAG and the Company shall cooperate in the preparation of the Acquisition 8-K, which shall be filed by JAG on, or immediately following, the Closing Date.

4.8	Delivery of Final Form 8-K to Private Placement Investors

When the final version of the 8-K is completed and ready to be filed, the Company shall deliver a copy of such 8-K to the Private Placement investors, for their review in accordance with the Private Placement subscription agreements, not less than ten (10) days prior to the Closing Date.

4.9	Preparation and Filing of Schedule 14F-1 Information Statement

JAG shall, not less than ten (10) days prior to the Closing, file with the SEC and mail to its stockholders a Schedule 14F-1 Information Statement pursuant to Section 14(f) of the Exchange Act (the “Schedule 14F”) setting forth, among other information required to be disclosed therein, the members of the Board of Directors of JAG to take office post-Closing. The Company and the Principal Shareholder shall assist JAG in the preparation of the Schedule 14F.

4.10	Resignation of JAG Executives

(a)
The members of the Board of Directors of JAG immediately prior to the Closing shall deliver letters of resignation to JAG effective on the latest to occur of (i) ten days after the mailing of the Schedule 14F to JAG’s stockholders or (ii) ten days after filing the Schedule 14F with the SEC.

(b)
The members of the Board of Directors or members of JAG’s subsidiaries immediately prior to the Closing shall deliver letters of resignation to each applicable subsidiary, such resignations to be effective upon Closing.

(c)	The officers of JAG and its subsidiaries immediately prior to the Closing shall deliver letters of resignation to JAG and each applicable subsidiary, such resignations to be effective upon Closing.

4.11	Consulting Agreements with Former JAG Executives

On the Closing Date and immediately following their resignation, the JAG Executives shall enter into consulting agreements with JAG (or one of its subsidiaries), upon terms and conditions to be agreed upon prior to the Closing, so as to assist the Company in connection with various matters during an agreed upon transition period.

4.12	Long-Term Incentive Plan and S-8 Registration Statement

(a)
The parties acknowledge that JAG currently maintains the JAG 1999 Long-Term Incentive Plan (as amended to date, the “LTIP”) pursuant to which stock options and other stock-based incentives are issuable to employees and consultants of JAG.  The parties hereby agree that JAG shall continue to maintain the LTIP until there are no longer any stock options or other stock-based incentives remaining outstanding thereunder.

(b)
The parties hereby acknowledge that as of the date hereof six million shares of Parent Common Stock issuable pursuant to the LTIP have been registered for resale pursuant to a Form S-8 Registration Statement filed with the SEC (the Form S-8 registration statement outstanding as of the Closing Date being the “S-8 Registration Statement”). JAG shall maintain the S-8 Registration Statement in effect following the Closing until the date on which all of the JAG Common Shares subject to outstanding stock options or other stock based incentives have been sold by the applicable holders.  In the event that the SEC, at anytime, issues a stop order suspending the effectiveness of the S-8 Registration Statement, JAG shall promptly notify all holders of record of stock options and/or other stock-based incentives, then outstanding pursuant to the LTIP, and shall promptly take any and all actions necessary to cause there to be an effective Registration Statement on Form S-8 in effect for the resale of such JAG Common Shares. On, or prior to, the Closing Date, JAG shall file an S-8 Registration Statement, with reoffer prospectus, covering the resale of the JAG Executives’ options then outstanding (or to be outstanding) under the LTIP.

4.13	Conversion of Company Debentures

Immediately prior to the Closing, the Company and the Principal Shareholder shall cause the holders of the Company Debentures (the “Debenture Holder(s)”) to convert their respective debentures (and all accrued interest thereon through the date of conversion) into Company common shares immediately prior to the Closing. In connection with such conversions the Company and the Principal Shareholder shall cause each Debenture Holder to properly complete, execute and deliver to JAG and Exchangeco the Debenture Notice no later than June 1, 2009.  Upon conversion of the Company Debentures in accordance with the terms of the Debenture Notice, the Company Debentures will be cancelled and the holders of the Company Debentures will be issued 2,523,000 Company common shares, which will then be exchanged for the pro-rata number of JAG Common Shares or Exchangeable Shares at the Closing in accordance with the terms of this Agreement.

4.14	Exchange of Company Warrants

At the Closing, all of the Company Warrants will be cancelled and exchanged for warrants of JAG in accordance with the terms of each Company Warrant.

4.15	Exchange of Company Options

At the Closing, all Company Options, to the extent not exercised prior to the Closing, shall be cancelled and exchanged for (a) new options to purchase a number of JAG Common Shares equal to the number of CardioGenics common shares into which the cancelled Company Options were exercisable or (b) a number of JAG Common Shares equal to the number of CardioGenics common shares into which the cancelled Company Options were exercisable.

4.16	Name Change; Post-Closing Information Statement

Immediately following the Closing, JAG shall file with the SEC and mail to it’s stockholders an appropriate Information Statement providing for (a) the change of JAG’s name to “CardioGenics Holdings, Inc.”  and (b) such other matters as JAG may deem necessary or appropriate.

4.17	Exchange Listing

After the Closing, and upon JAG meeting the minimum listing requirements for the American Stock Exchange or the NASDAQ Capital Market, JAG shall promptly file and use its commercially reasonable efforts to achieve an exchange listing for JAG.

4.18	Notification

(a)	During the Pre-Closing Period, the Company and the Principal Shareholder, as the case may be, shall promptly notify Exchangeco and JAG in writing of:

(i)
the discovery by the Company and/or the Principal Shareholder of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company or the Principal Shareholder in this Agreement;

(ii)
any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company and/or the Principal Shareholder in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii)	any breach of any covenant or obligation of the Company and/or the Principal Shareholder; and

(iv)	any event, condition, fact or circumstance that is likely to make the timely satisfaction of any condition set forth in Section 5.2 or Section 5.3 impossible or unlikely.

(b)	During the Pre-Closing Period, JAG shall promptly notify the Company in writing of:

(i)
the discovery by JAG or its Affiliates of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by JAG or Exchangeco in this Agreement;

(ii)
any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by JAG or Exchangeco in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii)	any breach of any covenant or obligation of JAG, Callco or Exchangeco; and

(iv)	any event, condition, fact or circumstance that is likely to make the timely satisfaction of any condition set forth in Section 5.2 or Section 5.3 impossible or unlikely.

4.19	Confidential Information

The Company and the Principal Shareholder agree that he, she or it shall not, without the prior written consent of Exchangeco, permit the communication or disclosure, directly or indirectly, of any Confidential Information of the Company to any person other than to employees or Representatives of the Company in furtherance of the Business or in connection with the transactions contemplated herein, provided that such persons have agreed to the non-disclosure of such Confidential Information.  Each of JAG and Exchangeco agrees that it shall not, without the prior written consent of the Company or the Principal Shareholder, permit the communication or disclosure, directly or indirectly, of any Confidential Information of JAG or Exchangeco to any person other than to employees or Representatives of JAG or Exchangeco in furtherance of the Business or in connection with the transactions contemplated herein, provided that such persons have agreed to the non-disclosure of such Confidential Information. For the purposes of this Section, "Confidential Information" means any knowledge or information relating to or concerning the Intellectual Property or any other confidential information regarding the property, business or affairs of the Company and similar information regarding JAG or Exchangeco, as applicable.

ARTICLE 5
CLOSING

5.1	Closing

Subject to this Article 5, the Closing shall take place at the Closing Time at the offices of WeirFoulds LLP, The Exchange Tower, Suite 1600, P.O. Box 480, 130 King Street West, Toronto, Ontario, Canada M5X 1J5 or at such other place as may be agreed upon by the parties hereto.

5.2	Exchangeco's and JAG’s Conditions

The obligation of Exchangeco and JAG to complete the transactions contemplated by this Agreement shall be subject to the satisfaction of, or compliance with, at or before the time of Closing, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of Exchangeco and JAG and may be waived by them in whole or in part):

(a)	Accuracy of Representations

Each of the representations and warranties made by the Company and the Principal Shareholder in this Agreement and in each of the Closing Documents shall have been accurate in all material respect as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date.

(b)	Performance of Covenants

All of the covenants and obligations that the Company and the Principal Shareholder are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)	Consents

All third party consents required to be obtained in connection with the transactions contemplated by this Agreement from any Person or Governmental Authority shall have been obtained, shall be in full force and effect and all relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational shall have expired.

(d)	Agreements and Documents

Exchangeco and JAG shall have received the following agreements and documents, each of which shall be in full force and effect:

(i)	the Support Agreement;

(ii)	the Exchange Rights Agreement;

(iii)	certificates from officers of the Company and/or the Company Shareholders as Exchangeco or JAG may reasonably request; and

(iv)	an employment agreement between the Company and Gawad in form and substance satisfactory to Exchangeco and JAG.

(e)	No Material Adverse Effect

There shall not have occurred any event, fact or circumstance which could result in a material adverse effect on the Business, condition, assets, liabilities, operations, financial performance or prospects of the Company.

(f)	No Other Litigation

Except as disclosed in the Company Disclosure Schedule, there shall not be pending any litigation (i) which, could have a material adverse effect on the Company (ii) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement; (iii) relating to the transactions contemplated by this Agreement and seeking to obtain any damages or other relief.

(g)	No Material Adverse Effect

There shall not have occurred any event, fact or circumstance which could result in a material adverse effect on the Business, condition, assets, liabilities, operations or financial performance of the Company.

(h)	Private Placement

The Private Placement will have closed for proceeds to the Company of not less than $1,500,000.

(i)	Certification

The representations and warranties of the Company and the Principal Shareholder in Section 3.1 shall be certified as true and correct on Closing by Gawad, in his capacity as Chief Executive Officer of the Company and James Essex, in his capacity as Chief Financial Officer of the Company.

(j)	Closing Date

The Closing shall occur on or before the Closing Date.

5.3	The Company’s and Principal Shareholder‘s Conditions

The obligation of the Company and the Principal Shareholder to complete the transactions contemplated by this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Date, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Company and the Principal Shareholder and may be waived by them in whole or in part):

(a)	Accuracy of Representations

Each of the representations and warranties made by Exchangeco in this Agreement and in each of the Closing Documents shall have been accurate in all material respect as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date.

(b)	Performance of Covenants

All of the covenants and obligations that Exchangeco are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c)	Consents

All third party consents required to be obtained in connection with the transactions contemplated by this Agreement from any Person or Governmental Authority shall have been obtained, shall be in full force and effect and all relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational shall have expired.

(d)	Agreements and Documents

The Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(i)	the Support Agreement;

(ii)	the Exchange Rights Agreement; and

(iii)	certificates from officers of JAG as the Company may reasonably request.

(e)	No Other Litigation

There shall not be pending any litigation (i) which, could have a material adverse effect on Exchangeco or its Affiliates (ii) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement; (iii) relating to the transactions contemplated by this Agreement and seeking to obtain any damages or other relief.

(f)	No Material Adverse Effect

There shall not have occurred any event, fact or circumstance which could result in a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of JAG.

(g)	Private Placement

The Private Placement will have closed for proceeds not less than $1,500,000.

(h)	Certification

The representations and warranties of JAG in Section 3.2 shall be certified as true and correct on Closing by the JAG Executives in their capacities as Chief Executive Officer and Chief Financial Officer.

(i)	Closing Date

The Closing shall occur on or before the Closing Date.

5.4	Waiver

Any Party may waive, by notice to the other Parties, any condition set forth in this Article 5 which is for its benefit.  No waiver by a Party of any condition, in whole or in part, shall operate as a waiver of any other condition.

5.5	Failure to Satisfy Conditions

If any condition set forth in Section 5.2 or 5.3 is not satisfied on or before the time of Closing, the Party entitled to the benefit of such condition (the "First Party") may terminate this Agreement by notice in writing to the other Party.  Upon such notice being given, the First Party shall be released from all obligations hereunder.  If the First Party can show that the condition or conditions which have not been satisfied and for which the First Party has terminated this Agreement (a) are, or were during the period between the date hereof and the Closing Date, reasonably capable of being performed or caused to be performed by the other Party, or (b) have not been satisfied by reason of a default by the other Party hereunder, the other Party shall be in breach of its obligations hereunder; otherwise the other Party shall also be released from all obligations hereunder.

ARTICLE 6
INDEMNIFICATION

6.1	Definitions

As used in this Article 6:

"Claim" means any act, omission or state of facts and any demand, action, suit, proceeding, claim, assessment, judgment or settlement or compromise relating thereto which may give rise to a right to indemnification under Sections 6.2, 6.3 or 6.3;

"Direct Claim" means any Claim by an Indemnified Party against an Indemnifier which does not result from a Third Party Claim;

"Indemnifier" means any party obligated to provide indemnification under this Agreement;

"Indemnified Party" means any person entitled to indemnification under this Agreement;

"Indemnity Payment" means any amount of Loss required to be paid pursuant to Sections 6.2, 6.3 or 6.3;

"Loss" means any and all loss, liability, damage, cost, expense, charge, fine, penalty or assessment, resulting from or arising out of any Claim, including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto and all interest, punitive damages, fines and penalties and reasonable legal fees and expenses incurred in connection therewith;

"Representative" means each director, officer, employee, agent, solicitor, accountant, professional advisor and other representative of an Indemnified Party; and

"Third Party Claim" means any Claim asserted against an Indemnified Party by any person who is not a party to this Agreement or an Affiliate of such a party.

6.2	Indemnification by the Company and the Principal Shareholder

Subject to Section 3.5, the Company and the Principal Shareholder shall jointly and severally indemnify, defend and save harmless JAG and Exchangeco and each of its Representatives from and against any and all Loss suffered or incurred by them, as a direct or indirect result of, or arising in connection with:

(a)	any misrepresentation or breach of warranty made or given by the Company or the Principal Shareholder in this Agreement; or

(b)
any misrepresentation or breach of warranty made or given by the Company or the Principal Shareholder in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document; or

(c)
any failure of the Company or the Principal Shareholder to observe or perform any covenant or obligation contained in this Agreement, any Closing Document or in any document delivered pursuant to any of them to be observed or performed by them.

6.3	Indemnification by JAG and Exchangeco

Subject to Section 3.5, JAG and Exchangeco shall indemnify, defend and save harmless the Company and the Principal Shareholder and each of their respective Representatives from and against any and all Loss suffered or incurred by them, as a direct or indirect result of, or arising in connection with:

(a)	any misrepresentation or breach of any warranty made or given by JAG or Exchangeco in this Agreement;

(b)	any misrepresentation or breach of warranty made or given by JAG or Exchangeco in any Closing Document or in any document delivered pursuant to this Agreement or any Closing Document; or

(c)
any failure by either JAG or Exchangeco to observe or perform any covenant or obligation contained in this Agreement, any Closing Document or in any document delivered pursuant to any of them to be observed or performed by it.

6.4	Agency for Representatives

Each Indemnified Party agrees that it accepts each indemnity in favour of any of its Representatives as agent and trustee of that Representative.  Each party agrees that an Indemnified Party may enforce an indemnity in favour of any of that party's Representatives on behalf of that Representative.

6.5	Notice of Third Party Claims

If an Indemnified Party receives notice of the commencement or assertion of any Third Party Claim, the Indemnified Party shall give the Indemnifier reasonably prompt notice thereof (including a copy of any Third Party Claim documentation received by the Indemnified Party).  Such notice to the Indemnifier shall describe the Third Party Claim in reasonable detail and shall indicate, if reasonably practicable, the estimated amount of the Loss that has been or may be sustained by the Indemnified Party.

6.6	Defence of Third Party Claims

The Indemnifier may participate in or assume the defence of any Third Party Claim by giving notice to that effect to the Indemnified Party not later than thirty (30) days after receiving notice of that Third Party Claim (the "Notice Period").  The Indemnifier's right to do so shall be subject to the rights of any insurer or other party who has potential liability in respect of that Third Party Claim.  The Indemnifier agrees to pay all of its own expenses of participating in or assuming such defence.  The Indemnified Party shall co-operate in good faith in the defence of each Third Party Claim, even if the defence has been assumed by the Indemnifier and may participate in such defence assisted by counsel of its own choice at its own expense.  The Indemnifier shall not enter into any compromise or settlement of any Third Party Claim without obtaining the prior written consent of the Indemnified Party. If the Indemnified Party has not received notice within the Notice Period that the Indemnifier has elected to assume the defence of such Third Party Claim, the Indemnified Party may, at its option, elect to settle or compromise the Third Party Claim or assume such defence, assisted by counsel of its own choosing and the Indemnifier shall be liable for all reasonable costs and expenses paid or incurred in connection therewith and any Loss suffered or incurred by the Indemnified Party with respect to such Third Party Claim.

6.7	Assistance for Third Party Claims

The Indemnifier and the Indemnified Party will use all reasonable efforts to make available to the party which is undertaking and controlling the defense of any Third Party Claim (the "Defending Party"):

(a)	those employees whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim; and

(b)	all documents, records and other materials in the possession of such party reasonably required by the Defending Party for its use in defending any Third Party Claim,

and shall otherwise cooperate with the Defending Party.  The Indemnifier shall be responsible for all reasonable expenses associated with making such documents, records and materials available and for all reasonable expenses of any employees made available by the Indemnified Party to the Indemnifier hereunder, which expense shall not exceed the actual cost to the Indemnified Party associated with such employees.

6.8	Settlement of Third Party Claims

If an Indemnifier elects to assume the defence of any Third Party Claim as provided in Section 6.6, the Indemnifier shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defence of such Third Party Claim.  However, if the Indemnifier fails to take reasonable steps necessary to defend diligently such Third Party Claim within thirty (30) days after receiving notice from the Indemnified Party that the Indemnified Party bona fide believes on reasonable grounds that the Indemnifier has failed to take such steps, the Indemnified Party may, at its option, elect to assume the defence of and to compromise or settle the Third Party Claim assisted by counsel of its own choosing and the Indemnifier shall be liable for all reasonable costs and expenses paid or incurred in connection therewith.  Without the prior written consent of the Indemnified Party, the Indemnifier shall not thereafter enter into any compromise or settlement of any Third Party Claim which would lead to liability or create any financial or other material obligation on the part of the Indemnified Party.

6.9	Direct Claims

Any Direct Claim shall be asserted by giving the Indemnifier reasonably prompt written notice thereof.  The Indemnifier shall then have a period of thirty (30) days within which to respond in writing to such Direct Claim.  If the Indemnifier does not so respond within such thirty (30) day period, the Indemnifier shall be deemed to have rejected such Direct Claim, and in such event the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party.

6.10	Failure to Give Timely Notice

A failure to give timely notice as provided in this Article 6 shall not affect the rights or obligations of any party, except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure.

6.11	Reductions and Subrogation

If the amount of any Loss at any time subsequent to the making of an Indemnity Payment is reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other person, the amount of such reduction (less any costs, expenses (including taxes) or premiums incurred in connection therewith), together with interest thereon from the date of payment thereof at the Prime Rate, shall promptly be repaid by the Indemnified Party to the Indemnifier.  Upon making a full Indemnity Payment, the Indemnifier shall, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnified Party against any third party that is not an affiliate of the Indemnified Party in respect of the Loss to which the Indemnity Payment relates, but only if the Indemnifier shall then be in compliance with its obligations under this Agreement in respect of such Loss.  Until the Indemnified Party recovers full payment of its Loss, any and all claims of the Indemnifier against any such third party on account of such Indemnity Payment shall be postponed and subordinated in right of payment to the Indemnified Party's rights against such third party.  Without limiting the generality or effect of any other provision hereof, the Indemnified Party and Indemnifier shall duly execute upon request all instruments reasonably necessary to evidence and perfect such postponement and subordination.

6.12	Payment and Interest

All Losses shall bear interest at the Prime Rate, calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate, from the date that the Indemnified Party disbursed funds, suffered damages or Losses or incurred a Loss, liability or expense in respect of a Loss, to the date of payment by the Indemnifier to the Indemnified Party.

ARTICLE 7
GENERAL

7.1	Amendment

This Agreement may be amended, modified or supplemented only by the written agreement of the parties hereto.

7.2	Expenses

Each party shall pay all expenses it incurs in authorizing, preparing, executing and performing this Agreement and the transactions contemplated hereunder, whether or not the Closing occurs, including all fees and expenses of its legal counsel, brokers, accountants or other representatives or consultants.

7.3	No Finder's Fee

Except as set forth in the JAG Disclosure Schedule, no broker, finder, agent or similar intermediary has acted on behalf of JAG or its Affiliates in connection with this Agreement, any Related Agreement or the transactions contemplated hereby or thereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith or therewith based on any agreement, arrangement or understanding with any of them or any action taken by or on behalf of any of them.  JAG and Exchangeco acknowledge that the Company has agreed to pay a finder's fee to Joseph J. Nese in connection with the transactions contemplated herein.

7.4	Notices

Any notice, demand or other communication (in this Section, a "notice") required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if:

(a)	delivered in person during normal business hours on a Business Day, and left with a receptionist or other responsible employee of the relevant party at the applicable address set forth below;

(b)	sent by registered mail or receipted courier; or

(c)	sent by any electronic means of sending messages, including telex or facsimile transmission, which produces a paper record ("Transmission") during normal business hours on a Business Day;

in the case of a notice to the Company or the Principal Shareholder addressed to them at:

c/o CardioGenics Inc.
6295 Northam Drive, Unit No. 8
Mississauga  ON  L4V 1H8
Attention:  Dr. Yahia Gawad
Email: ygawad@cardiogenics.com
Fax: (905) 673-9865

with a copy to:

WeirFoulds LLP
The Exchange Tower, Suite 1600
P.O. Box 480, 130 King Street West
Toronto, Ontario, Canada  M5X 1J5

Attention:  Sanjay Joshi
Email: sjoshi@weirfoulds.com
Fax:  (416) 365-1876

and in the case of a notice to JAG or Exchangeco, addressed to it at:

JAG Media Holdings, Inc.
6865 S.W. 18th Street, Suite B13
Boca Raton, FL 33433
Attention:  Thomas J. Mazzarisi, CEO
Email: tjmazzarisi@jagmedia.biz
Fax:  (866) 654-2837

with a copy to:

JAG Media Holdings, Inc.
6865 S.W. 18th Street, Suite B13
Boca Raton, FL 33433
Attention:  Stephen J. Schoepfer, COO
Email: steve@jagnotes.com
Fax: (866) 654-2837

Each notice sent in accordance with this Section shall be deemed to have been received:

(d)	on the day it was delivered;

(e)
on the third Business Day after it was mailed or sent by courier (excluding each Business Day during which there existed any general interruption of postal or courier services due to strike, lockout or other cause); or

(f)	on the same day that it was sent by Transmission, or on the first Business Day thereafter if the day on which it was sent by Transmission was not a Business Day.

Any party may change its address for notice by giving notice to the other party. Any notice required to be given to the Principal Shareholder by JAG, Exchangeco or Callco shall be given to the Company, as the Principal Shareholder’s representative for the purpose of receiving such notices. Accordingly, the Principal Shareholder hereby designates the Company to act as the Principal Shareholder’s representative for such purpose and the Company hereby agrees to act in such capacity.

7.5	Public Announcements

No party shall make any public statement or issue any press release concerning the transactions contemplated by this Agreement, except as may be necessary, in the opinion of counsel to the party making such disclosure, to comply with the requirements of all Applicable Law, or as may otherwise be agreed by JAG and the Company.  If any such public statement or release is so required or agreed by JAG and the Company, the party making such disclosure shall consult with the other party prior to making such statement or release, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such statement or release which is satisfactory to all parties.

7.6	Assignment and Enurement

No party may assign any rights or benefits under this Agreement to any other party, each party agrees to perform its obligations under this Agreement itself, and not to arrange in any way for any other party to perform those obligations; and no assignment of benefits or arrangement for substituted performance by one party shall be of any effect against the other party, except to the extent that other party has consented to it in writing.  This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors (including any successor by reason of amalgamation or statutory arrangement of any party) and permitted assigns.

7.7	Independent Legal Advice

Each of the parties hereto acknowledges that each:

(a)	understands the parties' respective rights and obligations under this Agreement;

(b)	has received independent legal advice or has waived the receipt of such advice;

(c)	is signing this Agreement voluntarily; and

(d)	acknowledges that the provisions of this Agreement are fair and equitable between the parties.

7.8	Further Assurances

Each party shall do such acts and shall execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within its power as any other party may in writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of this Agreement and of each Closing Document.

7.9	Counterparts

This Agreement may be executed in any number of counterparts.  Each executed counterpart shall be deemed to be an original.  All executed counterparts taken together shall constitute one agreement.

7.10	Facsimile or E-Mail Execution

To evidence the fact that it has executed this Agreement, a party may send a copy of its executed counterpart to all other parties by facsimile transmission or in PDF via e-mail.  That party shall be deemed to have executed this Agreement on the date it sent such facsimile transmission or e-mail.  In such event, such party shall forthwith deliver to the other party the counterpart of this Agreement executed by such party.

TO WITNESS their agreement, the parties have duly executed this Agreement.

CARDIOGENICS INC.		CARDIOGENICS EXCHANGECO INC.

Per:	/s/	Per:	/s/
Name:	Yahia Gawad	Name:	Brian S. Sterling
Title:	Chief Executive Officer	Title:	President

JAG MEDIA HOLDINGS, INC.

/s/		Per:	/s/
Yahia Gawad, Principal Shareholder		Name:	Thomas J. Mazzarisi
		Title:	Chairman & Chief Executive Officer

ANNEX 1

COMPANY SHAREHOLDER EXCHANGE NOTICE

COMPANY SHAREHOLDER EXCHANGE NOTICE

To:	JAG Media Holdings, Inc. (“JAG Media”)
CardioGenics Exchangeco Inc. (“Exchangeco”)
CardioGenics Inc. (“CardioGenics”)
Yahia Gawad (“Principal Shareholder”)

From:
{shareholder’s name}

{shareholder’s address}

{shareholder’s address}

Date:	June 1, 2009

Re:	Share Purchase Agreement between JAG Media, Exchangeco, CardioGenics and the Principal Shareholder dated May 22, 2009 (the “Share Purchase Agreement”)

The undersigned shareholder of CardioGenics Inc. hereby represents, warrants and agrees as follows:

(1)           As of the date of this notice I am the owner of  ___________________ common shares of CardioGenics and, except for the above referenced shares, do not own any other shares of CardioGenics (the “Purchased Shares”). I  [   ] am / [   ] am not {please select the appropriate box} a “resident” of Canada as defined in the Income Tax Act (Canada).

 (2)           Prior to the Closing, I shall deliver to CardioGenics a properly completed and executed “Company Shareholder Exchange Election,” on a form to be provided by CardioGenics, pursuant to which I will irrevocably elect to receive my pro-rata allocation of either “JAG Media Common Shares” or “Exchangeable Shares” in accordance with the terms of the Share Purchase Agreement, in exchange for my Purchased Shares.

(3)           Subject to the Closing as set forth in the Share Purchase Agreement, I shall deliver to Exchangeco at, or prior to, the Closing original and bona fide stock certificates representing the Purchased Shares duly endorsed in blank (and accompanied by a properly completed and executed stock power in form reasonably acceptable to JAG Media) for transfer against delivery of share certificates representing my pro rata allocation of Exchangeable Shares or JAG Common Shares pursuant to the Share Purchase Agreement and as set forth in my executed “Company Shareholder Exchange Election”.

{Signature(s) Appear on Following Page}

If shareholder is a corporation, limited liability company, partnership or other entity:	If shareholder is an individual:

X
(Print or Type Name of Entity)	(Signature)

X
(Signature of Authorized Signatory)
(Print or Type Name)

(Print Name of Authorized Signatory)

(Title of Authorized Signatory)

(Type of Entity)

ANNEX 2

DEBENTURE NOTICE

DEBENTURE NOTICE

To:	JAG Media Holdings, Inc. (“JAG Media”)
CardioGenics Exchangeco Inc. (“Exchangeco”)
CardioGenics Inc. (“CardioGenics”)
Yahia Gawad (“Principal Shareholder”)

From:
{debenture holder’s name}

{debenture holder’s address}

{debenture holder’s address}

Date:	June 1, 2009

Re:
Convertible Debenture dated ______________________ between CardioGenics, as Lender, and ___________________________________, as Holder, in the original principal amount of US$_______________ (the “Debenture”)

The undersigned Holder of the Debenture hereby represents, warrants and agrees as follows:

(1)           As of the date of this notice I am the Holder of the Debenture and, except for the Debenture, do not hold any other convertible debentures or debt instruments of CardioGenics. I  [   ] am / [   ] am not {please select the appropriate box} a “resident” of Canada as defined in the Income Tax Act (Canada).

 (2)           In accordance with the terms of the Share Purchase Agreement dated May 22, 2009 between JAG Media, CardioGenics, Exchangeco and the Principal Shareholder (the “Share Purchase Agreement”) and subject to the Closing as set forth in the Share Purchase Agreement I shall, immediately prior to the Closing, deliver to CardioGenics a properly completed and executed notice of conversion under the Debenture, on a form to be provided by CardioGenics, pursuant to which I will irrevocably elect to convert into common shares of CardioGenics, prior to the Closing, the outstanding principal amount of the Debenture, and all accrued interest thereon through the date of such conversion notice, in accordance with the terms of the Debenture.

(3)           Simultaneous with the conversion of the Debenture, I will also provide CardioGenics with a properly completed and executed “Company Shareholder Exchange Election,” on a form to be provided by CardioGenics, pursuant to which I will irrevocably elect to receive my pro-rata allocation of either “JAG Media Common Shares” or “Exchangeable Shares” in accordance with the terms of the Share Purchase Agreement, in exchange for the common shares of CardioGenics issued to me upon conversion of the Debenture (the “Purchased Shares”).

(4)           Subject to the Closing as set forth in the Share Purchase Agreement, I shall deliver to Exchangeco at, or prior to, the Closing original and bona fide stock certificates representing the Purchased Shares duly endorsed in blank (and accompanied by a properly completed and executed stock power in form reasonably acceptable to JAG Media) for transfer against delivery of share certificates representing my pro rata allocation of Exchangeable Shares or JAG Common Shares pursuant to the Share Purchase Agreement and as set forth in my executed “Company Shareholder Exchange Election”.

{Signature(s) Appears on Following Page}

If Holder is a corporation, limited liability company, partnership or other entity:	If Holder is an individual:

(Print or Type Name of Entity)	X
(Signature)
X
(Signature of Authorized Signatory)

(Print Name of Authorized Signatory)	(Print or Type Name)

(Title of Authorized Signatory)

(Type of Entity)